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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 12 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                          Commission File Number:    0-28424
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                            CARDIOGENESIS CORPORATION
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             (Exact name of registrant as specified in its charter)

         540 Oakmead Parkway, Sunnyvale, California 94086 (650) 328-8500
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               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                          Common Stock, $.001 par value
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            (Title of each class of securities covered by this Form)

                                      None
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             (Titles of all other classes of securities for which a
           duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)          [X]       Rule 12h 3(b)(1)(i)        [X]
    Rule 12g4-(a)(1)(ii)         [ ]       Rule 12h 3(b)(1)(ii)       [ ]
    Rule 12g4-(a)(2)(i)          [ ]       Rule 12h 3(b)(2)(i)        [ ]
    Rule 12g4-(a)(2)(i)          [ ]       Rule 12h 3(b)(2)(ii)       [ ]
                                           Rule 15d-6                 [ ]

Approximate number of holders of record as of the certification or
notice date:                                                           1
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Pursuant to the requirements of the Securities Exchange Act of 1934,
CardioGenesis Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: March 17, 1999
                                           By: /s/ Richard P. Powers
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                                              Richard P. Powers
                                              Exective Vice President of Finance
                                              and Administration and Chief
                                              Financial Officer